                             BLOW MOLDING AGREEMENT

This Blow Molding Agreement ("Agreement") is made effective as of the date below, by and between Hawaiian Natural Water Co., Inc. ("Customer"), and Bottles Packaging, Inc. ("Supplier"). The parties agree as follows:

BLOW MOLDING BUSINESS ("Enterprise"). Undertake all the necessary steps to assure the successful conclusion of mutually beneficial Enterprise, where by the Supplier will place a blow molding equipment on Customer premises with an obligation to provide the Customer with plastic (PET) bottles. Beginning with February of 1996 the Supplier will provide 100% of Customer annual requirement for plastic (PET) bottles.

CONDUCT OF BUSINESS. The Enterprise conducted by the Supplier is an independent and autonomous business operating on the property provided by the Customer. The Supplier obligates to provide the bottles to the Customer on a priority basis. The Supplier grants the Customer exclusive rights to sell the PET bottles in the State of Hawaii. The total volume of bottles sold in the State of Hawaii will determine the volume pricing and other volume related provisions of this agreement. The Supplier is free to sell the excess available bottles, not of the Customer proprietary design, on the open market outside the State of Hawaii. Volume sold outside the State of Hawaii will not affect the volume related provisions of this agreement.

TERM. The Agreement term will begin on the effective date of this agreement and will terminate three (3) years form the date of the first bottle delivery.

RENEWAL TERMS. This Agreement shall automatically renew for an additional period of one year per renewal term on the same terms as this Agreement, unless either party gives written notice of the termination no later then sixty days prior to the end of the term or renewal term.

BOTTLE SIZE. Initial bottle sizes will be one and one half liter (1.5 1.), one liter (1.0 1.) and one half liter (0.5 1.), followed by additional size(s) as required by Customer.

BOTTLE DESIGN. The Customer will provide the Supplier with drawings and technical specifications for the bottles of choice.

BOTTLE VOLUME. Customer obligates to purchase from Supplier 100% of the requirements of the agreed bottle sizes. In the event the Supplier can not provide 100% of the requirements, the Customer is free to purchase bottles from alternate sources.



                             Bottles Packaging, Inc.
 25971 Dundee Drive, Lake Forest, CA 92630 Tel.(714)859-9153 Fax (714) 859-6130



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Blow Molding Agreement                                                   2 of 3

MINIMUM PURCHASE GUARANTEE. The Customer obligates to purchase a minimum of bottles in the amount of $750,000 annually. The bottle size mix of the one half liter (0.5 1.) will not exceed 50% of the total volume. The remaining 50% of the one liter (1.0 1.) and one and one half liter (1.5 1.) can be divided freely.

BOTTLE PRICES. The table below outlines pricing based on volume. The price will be reviewed annually and is based on market conditions and PET resin cost as of the date of this agreement; any decrease or increase in the cost of resin will be passed on to the Customer at cost.

               Volume          0.5 Liter   1.0 Liter  1.5 Liter
               ------          ---------   ---------  ---------
            Up to 3,499,000     .1700       .2200      .3000
     3,500,000 to 4,999,000     .1650       .2200      .2850
     4,500,000 to 5,999,000     .1600       .2200      .2800
     6,000,000 to 7,999,000     .1550       .2200      .2750
     8,000,000 to 9,999,000     .1500       .2200      .2700
          10,000,000 and up     .1350       .2200      .2400

TERMS OF PAYMENT. All invoices for the bottles supplied are due and payable thirty (30) days from the date of the invoice.

QUALITY. Supplier will maintain all quality and technological standards to meet industry and legal requirements.

BLOW MOLDING EQUIPMENT. Supplier will procure and install at it's own expense all the necessary machinery and equipment to produce plastic (PET) bottles on Customer premises at a location provided by the Customer.

BLOW MOLDING EQUIPMENT RE-PURCHASE. The Customer can re-purchase the equipment from the Supplier for $ 1.00 after the equipment has been operating at full capacity producing a minimum of 15,000,000 bottles per year for a minimum of full three (3) years.

LICENCES AND PERMITS. Supplier will obtain all necessary licenses and permits required for the operation of the blow molding business.

TAXES. Taxes attributable to the conduct of the Blow Molding business will be paid by Supplier.



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Blow Molding Agreement                                                   3 of 3

SEVERABILITY. If any portion of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

CUMULATIVE RIGHTS. The rights of the parties under this Agreement are cumulative, and shall not be construed as exclusive unless otherwise required by law.

ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) will be binding on both parties.

GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the state of Hawaii.

CUSTOMER:                                        SUPPLIER:

Hawaiian Natural Water Co., Inc.                 Bottles Packaging Inc.
    /s/ Marcus Bender                             /s/ Nathan Keller
-------------------------------                  -----------------------
        Marcus Bender                                 Nathan Keller
          President                                      C.E.O.
Date 12/1/95                                     Date 11/30/95



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                                     [LOGO]
                                    HAWAIIAN
                                     NATURAL
                               WATER COMPANY, INC.

June 12, 1996

Mr. NATE KELLER, BPI

REF: BOTTLES PACKAGING, INC. (BPI), - ADDENDUM TO BLOW MOLDING AGREEMENT ORIGINALLY DATED DEC. 1996.

CONFIRMING PURCHASE ORDER ARRANGEMENT - with Mr. Nate Keller, CFO, BPI for the purchase of 10,000,000 bottles at HNWC plant at Keaau, Hawaii

--------------------------------------------------------------------------------

NEW SCHEDULE OF LOWEST PRICE BOTTLE COST AT THE 10,000,000 LEVEL:

 One third liter             $.1350 Note A
 One half liter size         $.1350               5,000,000      $675,000
 One liter size              $.22 Note B          2,500,000      $550,000
 One and one-half size       $.24                 2,500,000      $600,000
                                                 ----------    ----------
                                                 10,000,000    $1,825,000
                                                 ----------    ----------

Note A - Price to be renegotiated in three months for the one third liter size. Volume to be provided after additional market planning is performed. Quantity will be shared with the one half liter size.

Note B - The price of the one liter is $.22 cents based upon the 36 gram preform. BPI will renegotiate the cost when BPI obtains a lighter weight preform.

HNWC will purchase 10,000,000 bottles from BPI beginning on July 1, 1996 for a total cost of $1,825,000 for the period July 1, 1996 to June 30, 1997. HNWC will provide three month estimates to BPI for the quantity to be drawn down. Estimates will be provided one month in advance and updated each month for subsequent months. Payment terms for these purchases will be net 15 days for the first three months and beginning Oct. 1, 1996 the payment terms will be net 30 days.

/s/ Marcus Bender                                         /s/ Nate Keller
MARCUS BENDER, PRESIDENT                     ACCEPTED BY: NATE KELLER, BPI
DATE: 6/12/96                                DATE: 6/13/96


                          Hawaiian Natural Water, Inc.
 Corporate Office: 4747 Kilauea Avenue * Suite 201 * Honolulu, Hawaii 96816 USA
                      * (808) 733-1002 * FAX (808) 733-1009
        Bottling Plant: 16-305 Old Volcano Road * Keaau. Hawaii 96749 USA
                                * (808) 966-8888